DESTUM PARTNERS, INC.
BRIDGING THE GAP BETWEEN SCIENCE AND BUSINESS

Amarantus BioSciences

Eltoprazine – Levodopa-induced Dyskinesia (PD-LID) Valuation Assessment

Prepared by: DP Analytics, a division of Destum Partners

April 2018

Strictly Confidential

This Report has been prepared by Destum Partners, Inc. and is intended for Amarantus and is created for the use and benefit of Amarantus only ("the Company").

The material in this Report is based upon information obtained by Destum Partners, Inc. from sources it deems to be reliable. Neither the Company nor Destum Partners, nor any of their respective partners, directors, officers, employees or agents, makes any representation or warranty, expressed or implied, as to the accuracy or completeness of this Report or any of its contents, and no legal commitments or obligations shall arise by reason of this Report or its contents.

In this Report, certain documents and other material are described in summary form. The summaries do not purport to be complete nor necessarily, accurate descriptions of the full agreements involved, nor do they purport to constitute a legal analysis of the provisions of the documents. Photocopying or other duplication of this document is prohibited. This Report shall not constitute an indication that there has been a change in the business or affairs of the Company since the date of its preparation.

PD-LID Overview

Epidemiology

The are 150,000 – 200,000 patients with levodopa-induced dyskinesia (LID) in the U.S.


PD-LID
Epidemiology (U.S.)
1,200,000
1,000,000
800,000
600,000
400,000
200,000
-
PD Prevalence
Prescribed Levodopa
Adherence to Levodopa
PD-LID Patients

Territory	PD Prevalence
U.S.	~1,000,000[1]
Europe	~1,200,000[2]
Japan	~300,000[3]

- Prevalence of Parkinson's Disease (PD) is approximately 1 million in the U.S.[1]
  - Prevalence in Europe = ~1.2 million[2]
  - Prevalence in Japan = ~300,000[3]
- There are 60,000 newly diagnosed patients each year in the U.S.[1]
- The average age of PD onset is 60 years old[1]
- Approximately 68% of PD patients are prescribed levodopa[4]
- There are approximately 150,000 – 200,000 patients diagnosed with levodopa-induced dyskinesia (LID)[4]
- Though LID can occur at any time during treatment, the risk of developing LID increases with long-term use[5]
  - 8% risk of LID in 1 year
  - 26% risk of LID in 2 years
  - 40% risk of LID in 4 – 6 years
  - 90% risk of LID in 10 years
- Levodopa prescriptions have been growing by an average of 3% per year over the past 5 years[6]

1. Parkinson.org 2. European Parkinson's Disease Association 3. Valuation Lab – Newron 4. Amarantus Investor Presentation: September 28, 2017 5. Gocovri™ website 6. IQVIA: IMS data

Gocovri™ Profile

Gocovri™ (amantadine), recently approved in August 2017, is the first and only FDA approved treatment for PD-LID

<table>
<tr><th></th><th>Gocovri™</th></tr>
<tr><td>FDA Approval</td><td>August 2017</td></tr>
<tr><td>Indication</td><td>Treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications</td></tr>
<tr><td>Dosage and Administration</td><td>• Oral, once daily at bedtime
• Initial dose is 137 mg; after 1 week the dose is increased to 274 mg</td></tr>
<tr><td>Phase 3 Efficacy Results</td><td>• 37% reduction in UDysRS total score vs 12% for placebo (below)
• 46% reduction in UDysRS total score vs. 16% for placebo (below)
<table>
<tr><th colspan="2" rowspan="2">mITT Population</th><th colspan="2">Study 1</th><th colspan="2">Study 2</th></tr>
<tr><th>Placebo (N=58)</th><th>GOCOVRI 274 mg (N=63)</th><th>Placebo (N=38)</th><th>GOCOVRI 274 mg (N=37)</th></tr>
<tr><td rowspan="3">UDysRS total score, LS Mean (SE)</td><td>Change from Baseline</td><td>-8.0 (1.64)</td><td>-15.9 (1.62)</td><td>-6.3 (2.08)</td><td>-20.7 (2.20)</td></tr>
<tr><td>Treatment Difference</td><td colspan="2">-7.9 (2.30)</td><td colspan="2">-14.4 (3.03)</td></tr>
<tr><td>P-value</td><td colspan="2">0.0009</td><td colspan="2"><0.0001</td></tr>
</table>
• In addition, Gocovri™ increased functional time by decreasing OFF time by 1.1 hour (placebo-adjusted)</td></tr>
<tr><td>Safety/Tolerability</td><td>• Rate of discontinuation due to adverse reactions for Gocovri™ was 20% compared to 8% for placebo
• Warnings/precautions include falling asleep during daily activities, suicidal thoughts and depression, hallucinations/psychotic behavior, dizziness and orthostatic hypertension, withdrawal emergent hyperpyrexia and confusion, and impulse control/compulsive behavior
• Most common adverse events were hallucination, dizziness, dry mouth, peripheral edema, constipation, fall, and orthostatic hypotension</td></tr>
<tr><td>Contraindications</td><td>Contraindicated in patients with end stage renal disease</td></tr>
</table>

Gocovri™ vs. Eltoprazine

Eltoprazine results from the phase 1/2a suggest a comparable efficacy profile and superior safety profile to Gocovri™

Gocovri™ Phase 2/3 Efficacy Results:

Table 2: Additional Analyses: Change from Baseline to Week 8 vs. Placebo

Outcome Measure	260 mg ADS-5102 (N=19)	340 mg ADS-5102 (N=20)	420 mg ADS-5102 (N=19)
	LS Mean Treatment Difference vs. Placebo (95% CI)		
24-Hour PD Diary:			
ON Time w/o Troublesome Dyskinesia, hours	3.3 (1.1, 5.5) p=0.004	3.0 (0.8, 5.2) p=0.008	2.7 (0.5, 5.0) p=0.018
ON Time w/ Troublesome Dyskinesia, hours	-1.3 (-3.1, 0.6) p=0.169	-1.8 (-3.6, 0.0) p=0.055	-2.8 (-4.6, -0.9) p=0.003
ON Time w/ Dyskinesia, hours	-1.1 (-3.7, 1.5) p=0.408	-2.1 (-4.8, 0.5) p=0.117	-3.1 (-5.8, -0.5) p=0.021
OFF Time, hours	-1.3 (-2.7, 0.1) p=0.074	-0.9 (-2.3, 0.5) p=0.199	0.1 (-1.4, 1.5) p=0.934
Sleep Time, hours	-0.8 (-1.8, 0.2) p=0.099	-0.4 (-1.4, 0.5) p=0.367	-0.3 (-1.2, 0.7) p=0.573
MDS-UPDRS (part I, II, III)	1.2 (-7.7, 10.1) p=0.786	-2.2 (-11.2, 6.9) p=0.636	1.7 (-7.2, 10.6) p=0.705
MDS-UPDRS (part IV, Item 4.1) - Time Spent with Dyskinesia	-0.2 (-0.8, 0.5) p=0.630	-0.6 (-1.2, 0.1) p=0.100	-0.6 (-1.3, 0.0) p=0.057
MDS-UPDRS (part IV, Item 4.2) - Functional Impact of Dyskinesia	-0.8 (-1.4, -0.2) p=0.014	-1.0 (-1.6, -0.4) p=0.002	-1.3 (-2.0, -0.7) p<0.001

No significant treatment group differences vs. placebo were noted in the Fatigue Severity Scale (FSS) or the PDQ-39.

Discontinuation rate due to AEs for Gocovri™ was 20% vs. 8% for placebo from the most recent phase 3 studies

Eltoprazine Phase 1/2a Efficacy Results:

Variable	Rando Placebo – Test Placebo	Elto 2.5 mg – Rando Placebo	Elto 5 mg – Rando Placebo	Elto7.5 mg – Rando Placebo
CDRS AUC_{0-3}	-0.04 (1.66) p=0.975	-0.64 (1.63) p=0.065	-0.102 (1.49) p=0.004 **	-0.043 (1.33) p=0.103
Change in UPDRS Part III	1.05 (4.04) p=0.272	-2.52 (9.11) p=0.053	-1.17 (6.62) p=0.156	0.49 (8.60) p=0.375

- Destum compared efficacy results from Eltoprazine's phase 1/2a study to Gocovri™'s phase 2/3 study to provide rationale for Eltoprazine positioning
- The only comparable scale used in both studies was UPDRS scale (red box); however, Adamas averaged UPDRS parts 1, 2, and 3 together whereas Amarantus just examined UPDRS part 3
- From this comparison, Eltoprazine's efficacy data is comparable to that of Gocovri™
- Eltoprazine has a positive safety/tolerability profile, with the most common AEs being nausea, dizziness, fatigue and arthralgia
- Gocovri™ has more significant sides effects, including falling asleep during daily activities, suicidal thoughts and depression, hallucinations, withdrawal emergent hyperpyrexia and confusion
- Destum believes that Eltoprazine will have a comparable efficacy profile but superior safety profile to Gocovri™ (key differentiator)

Competitive Landscape

With a number of competitors in late stage clinical development, Destum assumes at least 1 competitor will be commercialized by Eltoprazine launch

Drug	Sponsor	Phase of Development	Notes
APL-130277 (dopamine agonist)	Sunovion	Registration	APL-130277 is a small molecule, apomorphine sublingual film for the treatment of off episodes in PD patients. Sunovion submitted their NDA on March 29, 2018.
PXT002331 (foligurax)	Prexton Therapeutics	Phase 2	PXT002331 is a novel small molecule, metabotropic glutamate receptor 4 (mGluR4) positive allosteric modulator in development for PD-LID.
IRL790 (dopamine agonist)	Integrative Research Laboratories	Phase 2	IRL790 is a small molecule, dopamine D3 receptor antagonist that is in development for dyskinesia and psychosis in PD patients.
ADX48621 (dipraglurant-IR)	Addex Pharmaceuticals	Phase 2	Dipraglurant is a novel oral small molecule, which inhibits metabotropic glutamate receptor 5 (mGluR5). Efficacy in PD-LID is unclear at this time.

Market Dynamics

In 2017, the global Parkinson's Disease market was ~$3 billion[1] and is expected to increase to ~$5.7B by 2022[2]

Parkinson's Disease Global Market Size (~$3B)[1]



USD Millions
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
2016
2017

Levodopa 2017 Sales by Territory[1]*



19%
28%
9%
4%
40%
U.S.
EU5
Japan
China
ROW

*Includes carbidopa/levodopa, carbidopa/entacapone/levodopa, & benerazide/levodopa

- Main market drivers include the growth of the aging population, an increase in the prevalence of Parkinson's Disease, and increases in government funding for research[2]
- Levodopa sales account for ~1/3 of the market, with global sales reaching ~$1.3 billion in 2017[1]
- The U.S. accounts for 19% of levodopa sales, while the EU5 (UK, Germany, France, Italy and Spain) account for 28%, Japan accounts for 9%, and China accounts for 4%[1]

1. IQVIA: IMS data 2. PRNewswire: ReportsnReports Parkinson's Disease 2017

Physician Prescribing Behavior

According to Adamas' primary market research study, physicians anticipate high peak prescribing behavior of Gocovri™ (54%)

Physician Prescribing Behavior Prior to Gocovri™ Launch



37%
47%
16%
Addition of Another Product (AMT IR, dopamine agonist, COMTi, MAO-Bi)
C/L Fractionation or Dose Adjustment
Untreated

Estimated Physician Prescribing after Gocovri™ Launch



13%
10%
54%
23%
Gocovri™
Addition of Another Product (AMT IR, dopamine agonist, COMTi, MAO-Bi)
C/L Fractionation or Dose Adjustment
Untreated

- Before Gocovri™'s launch, PD-LID treatment options were adding an additional product of a different class (dopamine agonists, COMT inhibitors, MAO-B inhibitors), dose adjusting/fractionation of current carbidopa/levodopa therapy, or no treatment
- Though physicians estimated a high potential peak prescribing behavior for Gocovri™ (54%), Adamas believes that peak prescribing behavior will only reach 30%

Adamas Investor Presentation: September 28th 2017

Pricing & Reimbursement

Destum utilized the following Parkinson's Disease drug pricing as benchmarks for Eltoprazine

Drug	Manufacturer	Indication	Annual WAC
Gocovri™ (amantadine)	Adamas	Levodopa-induced dyskinesia in Parkinson's Disease	$28,500
Nuplazid® (pimavaserin)	Acadia	Psychosis associated with Parkinson's Disease	$25,915
Eltoprazine	Amarantus	Levodopa-induced dyskinesia in Parkinson's Disease	$28,500

- The economic burden of Parkinson's Disease is high, costing the U.S. nearly $25 billion each year
- With a comparable profile to Gocovri™, Destum believes that Eltoprazine will be able to secure the same premium pricing as Gocovri™
- Adamas anticipates that Gocovri™ will be covered on most commercial healthcare plans at Tier 3 (prior authorization until formulary review process) and covered on Medicare Part D with prior authorization
- Adamas has created a patient support organization called Gocovri™ Onboard to facilitate access and minimize out-of-pocket costs for Gocovri™ patients

Adamas Investor Presentation: September 28th 2017

PD-LID Forecast

Forecast Assumptions

Destum Partners utilized the following forecast assumptions for Eltoprazine:

	Destum Assumption	Rationale/Source
Forecast Period	2023 – 2033 (10 years)	Destum utilized a 10 year forecast to show revenue projections past Eltoprazine's market exclusivity period
Patient Population	150,000 PD-LID patients in the U.S. in 2018 (3% annual growth rate)	Source: Adamas Investor Presentation: September 28, 2017 Levodopa Rxs have been increasing by an average of 3% per year over the past 5 years
IP/Exclusivity	IP/exclusivity through 2030	Orphan Drug Designation allows for 7 years of market exclusivity in the U.S. (10 years in Europe)
Market Share	10.5% peak patient share, 5 years post launch (2027)	Destum assumes a 10.5% peak patient share for Eltoprazine based off of patient share estimates for Gocovri™
Annual WAC price	$28,500 (growing at 3% inflation)	Based on the target product profile, Destum assumes that Eltoprazine will be able to secure comparable pricing to Gocovri™ ($28,500)
Gross to Net Calculation	70% of Sales	Destum assumption based on industry standards

Eltoprazine Patient Share

Adamas estimates that Gocovri™ will reach 30% peak patient share – Destum utilized this assumption to calculate Eltoprazine peak patient share

Current Patient Share Estimates

Treatment	Physician Estimated Patient Share
Gocovri™	54%
Addition of Another Product (dopamine agonist, etc.)	23%
C/L Fractionation or Dose Adjustment	10%
Untreated	13%

Destum used Adamas' assumption of 30% peak patient share →

Unchanged →

Unchanged →

Unchanged →

Destum Patient Share Estimates at Eltoprazine Peak

Treatment	Destum Patient Share Estimates
Gocovri™ & Other Amantadine Brands (ex. Osmolex ER)	30%
Addition of Another Product (dopamine agonist, etc.)	23%
C/L Fractionation or Dose Adjustment	10%
Untreated	13%
Amantadine Generics	3%

Available Patient Share	21%
Assuming at least 1 other competitor, 50% of available patient share is attributable to Eltoprazine	**10.5%**

- Gocovri™ has patent exclusivity until 2030 (same expiration year as Eltoprazine) and a first mover advantage over other products, so patient share will likely remain high
    - Destum has included other amantadine brand products, such as Osmolex ER, in the same patient share bucket (30%) as Gocovri™
- According to IMS data, amantadine generics account for 3% of the market – with Gocovri™'s data showing superior efficacy to generics, Destum assumes that this will remain constant
- With a number of late stage products in development, Destum assumes at least one competitor will be launched before Eltoprazine

Adamas Investor Presentation: September 28th 2017

PD-LID Forecast

Destum Partners utilized the following forecast assumptions for Eltoprazine:

	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
PD-LID Patients (3% annual growth rate)	173,891	179,108	184,481	190,016	195,716	201,587	207,635	213,864	220,280	226,888	233,695
Eltoprazine Patient Share	2%	4%	6%	8%	10.5%	10.5%	10.5%	10.5%	8%	6%	2%
Eltoprazine Treated Patients	3,478	7,164	11,069	15,201	20,550	21,167	21,802	22,456	17,622	13,613	4,674
Annual WAC per Patient (3% inflation)	$33,039	$34,030	$35,051	$36,103	$37,186	$38,302	$39,451	$40,634	$41,853	$43,109	$44,402
Eltoprazine U.S. Gross Revenue	***$114.9M***	***$243.8M***	***$388.0M***	***$548.8M***	***$764.2M***	***$810.7M***	***$860.1M***	***$912.5M***	***$737.6M***	***$586.9M***	***$207.5M***
Eltoprazine U.S. Net Revenue (70%)	***$80.43M***	***$170.7M***	***$271.6M***	***$384.2M***	***$534.9M***	***$567.5M***	***$602.1M***	***$638.7M***	***$516.3M***	***$410.8M***	***$145.3M***

PD-LID Revenue Forecast

Graphical representation of Eltoprazine U.S. gross and net revenue projections:


USD Millions
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$-
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
ODD Exclusivity Expiration
Gross to Net = 70%
Gross Revenue
Net Revenue

Valuation Assessment

Commercial Expenses

Destum utilized the following commercial assumptions for the asset valuation (rNPV):

EXPENSE	ASSUMPTION	SOURCE/RATIONALE
SG&A and Marketing	30% of Sales	Based on comparable CNS focused companies (including Adamas)
COGS	1% of WAC Price ($365 annual cost/patient)	Amarantus
Sub-Royalty Obligation	8% of Sales	Amarantus
Distribution Expense	2% of Sales	Industry Standard
Legal & Consulting Expense	1% of Sales	Industry Standard
Pharmacovigilance	1% of Sales	Industry Standard
Gross to Net Calculation (rebates, discounts, etc.)	70% of Sales	Evercore ISI analyst estimate for Adamas
Tax Rate	21%	U.S. Corporate Tax Rate

Clinical Development Plan

Using Gocovri™ as a benchmark for clinical development, Destum assumes that Eltoprazine will launch in 2023

	2018	2019	2020	2021	2022	2023
U.S.	PHASE 2B		PHASE 3		NDA FILING AND REVIEW	NDA APPROVAL AND LAUNCH
	USD 6M		USD 21M			USD 10M
	CMC = USD 5M		CMC = USD 10M			
		LONG TERM SAFETY STUDY: USD 10M			WAIVED FEE	

Total U.S. Clinical and Regulatory Outlay of **USD 62M**

- Phase 2B program will enroll ~80 patients at $75K per patient = $6M
- Phase 3 program will enroll ~280 patients at $75K per patient = $21M, additional costs for the long term safety study = $10M
- The FDA waives filing fees for drugs with Orphan Drug Designation; therefore, Destum has taken out the $2M filing fee
- Destum added CMC costs of $5M for the phase 2B program and $10M for the phase 3 program
- Destum estimates ~$10M launch preparation costs in the U.S.

Risk Assessment

30.2% of achieving FDA approval based on Eltoprazine's current stage of development

Discount Rate

13%

Event	Neurology - Other (excluding psychiatrics and pain) Single Event Success[1]	Orphan Non-Oncology Single Event Success Rate[2]	*Average Single Event Success Rate**	*Cumulative Success to Approval*
Phase 2b to Phase 3	29.7%	81.2%	***55.5%***	***30.2%***
Phase 3 to FDA Filing	57.4%	72.9%	***65.2%***	***54.9%***
FDA Filing to FDA Approval	83.2%	85.1%	***84.2%***	***84.2%***

- Single event success rates reflect industry average probabilities of successfully completing each event
- Cumulative success refers to the probability of successfully completing all events in sequence
- ***Destum utilized average single event success rates for neurology (excluding psychiatric diseases and pain) and orphan (non-oncology) programs to accurately assign risk to Eltoprazine**

1. BIO Biomedtracker 2016: Clinical Development Success Rates 2006-2015 2. *Nature Reviews Drug Discovery* Volume13, pages 419–431 (2014)

rNPV Value

Utilizing the risk-adjusted net present value (rNPV) methodology, the value of Eltoprazine for PD-LID is $128M in the U.S.

PD-LID Program rNPV (U.S. Only):

$128M

Value Allocation by Territory:

	U.S.	EU5
Percent of Levodopa Sales	19%	28%
rNPV Extrapolation (EU5, Japan, & China)	$128M	$188M
TOTAL rNPV	$316M	

Value Change Over Time

Eltoprazine rNPV value change over time and significant value inflection points


VALUE CHANGE OVER TIME
(U.S. ONLY)
Asset Value ($mm)
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$128
$139
$151
$165
$323
$353
$385
$418
$697
$741
$935
H1 2018
H2 2018
H1 2019
H2 2019
H1 2020
H2 2020
H1 2021
H2 2021
H1 2022
H2 2022
H1 2023

Value Inflection Points	Phase 2b Complete	Phase 3 Complete
rNPV at Inflection Point	$323M	$697M
Time to Inflection Point (years)	2	4
Cumulative Investment to Reach Value Inflection Point	$11M	$52M

Sensitivity Analysis

By adjusting key variables +/- 20%, Amarantus can observe the impact on the asset rNPV



SENSITIVITY ANALYSIS
(U.S. ONLY)
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$0
Value
$128,391,960
Revenue
R&D
Commercial
cPOS
Discount Rate
20% Increase
Base Case
20% Decrease

- Revenue and discount rate have the greatest impact on the rNPV, whereas R&D costs have a minimal impact

Extrapolated rNPV Sensitivity

Destum calculated sensitivities surrounding the extrapolated rNPVs for EU5

Extrapolated Value Sensitivity:

	US	EU5	TOTAL
Original extrapolated rNPV	**$128M**	$188M	**$316M**
EX US, 20% discount		$150M	**$278M**
EX US, 40% discount		$113M	**$241M**
EX US, 60% discount		$75M	**$203M**



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